Exhibit 16.1

February 25, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C., USA

20549-7561

Dear Sirs/Madams:

We have read Item 16-F of the Form 20-F for Reed Elsevier plc, Reed Elsevier N.V. and the Combined Businesses dated February 25, 2015, and have the following comments:

1.	We agree with the statements made in paragraphs two, three and four in the section “Change in Registrant’s Certifying Accountant”.

2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Deloitte Accountants B.V.

Independent Registered Public Accounting Firm